Exhibit 21.1
SUBSIDIARIES OF ECOVYST INC.

ENTITY	JURISDICTION
Ecovyst Inc.	Delaware
Ecovyst Holdings Inc.	Delaware
Ecovyst Midco I Inc.	Delaware
Ecovyst Midco II Inc.	Delaware
Ecovyst Catalyst Technologies LLC	Pennsylvania
Delpen Corporation	Delaware
Eco Services Operations Corp.	Delaware
Chem32 LLC	Delaware
Commercial Research Associates, Inc.	Pennsylvania
Zeolyst International[1]	Kansas
Ecovyst International Holdings Inc.	Delaware
New Dutch Catalyst Holdco 1 B.V.	Netherlands
New Dutch Catalyst Holdco 2 B.V.	Netherlands
New Dutch Catalyst Holdco 3 B.V.	Netherlands
Ecovyst Catalyst Technologies UK Ltd	United Kingdom
Ecovyst Zeolites B.V.	Netherlands
Zeolyst CV2	Netherlands
Ecovyst Catalyst Technologies Brazil Ltda	Brazil
PT Ecovyst Indonesia[3]	Indonesia
Ecovyst International Cooperatie UA	Netherlands
Ecovyst International B.V.	Netherlands
Ecovyst International, Inc.	Pennsylvania
Ecovyst Systems Inc.	Pennsylvania
Ecovyst Pennsylvania Inc.	Pennsylvania

1	Represents a joint venture company of which the registrant indirectly owns 50% of the voting equity.
2	Registrant indirectly owns 50% of the voting equity.
3	Registrant indirectly owns 88% of the voting equity.